EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

DECEMBER 27, 2005

CONTACTS:

JEFFREY L. MOBLEY VICE PRESIDENT INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES

EXTENSION OF SENIOR NOTES EXCHANGE OFFER

OKLAHOMA CITY, DECEMBER 27, 2005 - Chesapeake Energy Corporation (NYSE:CHK) announced today that it has extended to 5:00 p.m., Eastern Time, on December 30, 2005, its offer to exchange its 6.5% Senior Notes due 2017 that have been registered under the Securities Act of 1933 for any and all of its outstanding 6.5% Senior Notes due 2017 that were issued on August 16, 2005 in a private offering. The exchange offer had been scheduled to expire at 5:00 p.m., Eastern Time, on December 23, 2005. As of 5:00 p.m., Eastern Time, on December 23, 2005, approximately $599.1 million in aggregate principal amount of notes (out of $600.0 million aggregate principal amount outstanding) had been tendered in the exchange offer.

This press release shall not constitute an offer to purchase or exchange nor the solicitation of an offer to exchange any securities. The exchange offer is being made solely by a prospectus dated November 22, 2005 of Chesapeake Energy Corporation, including any supplements thereto, and is subject to certain conditions specified therein.

For additional information about the exchange offer, including requests for assistance or copies of the prospectus referred to above, contact the Exchange Agent, The Bank of New York Trust Company N.A., Corporate Trust Department, Reorganization Unit, 101 Barclay Street—7 East, New York, New York, 10286, Attention: David Mauer (Facsimile: 212-298-1915; Telephone: 212-815-3687).

Holders of notes who do not tender before 5:00 p.m., Eastern Time, on December 30, 2005, will continue to hold unregistered securities and will have no right to compel the registration of their notes under the Securities Act of 1933.

EXHIBIT 99.1

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States.